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                                 EXHIBIT 10.27

                        MANAGEMENT INCENTIVE AGREEMENT
                       WITH NTC, DATED OCTOBER 14, 1996

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                                October 14, 1996

Mr. Melvyn Reznick
President and Chief Executive Officer
Incomnet, Inc.
21031 Ventura Boulevard
Woodland Hills, CA  91364

Dear Mr. Reznick:

     The following sets forth certain agreements reached between Incomnet, Inc. ("ICNT") and National Telephone & Communications, Inc. ("NTC"), subject only to the approvals of the Board of Directors of ICNT and of NTC in the forms attached hereto as Exhibits 1 and 2. When approved by the Boards of both Companies, this Agreement shall supersede and replace the Agreement dated February 6, 1996 regarding NTC becoming a public company.

     All share numbers referred to herein are predicated upon NTC having ten
(10) million shares of common stock issued and outstanding. Pursuant to the ICNT Board Resolution dated July 29, 1996, ICNT, on or before October 31, 1996, will transfer to NTC for cancellation all NTC shares in excess of ten (10) million shares that ICNT owns, controls, possesses or has hypothecated. On the date of such transfer, the shares of NTC common stock owned, controlled, possessed, or hypothecated by ICNT will equal ten (10) million shares and NTC will record ICNT's stock ownership at ten (10) million shares on its books. Thereafter, should ICNT receive additional shares of NTC common stock pursuant to the December 1994 Exchange Offer, ICNT shall promptly transfer such shares to NTC for cancellation.

     All revenue and profit numbers used herein shall be as defined by the NTC Board and are subject to confirmation by NTC's independent accounting firm. All public financial statements will be prepared in accordance with generally accepted accounting principles.

I.   ICNT SPIN-OFF

     ICNT will spin-off to its shareholders one (1) million shares of NTC common stock owned

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by ICNT as soon as practicable pursuant to a "no-action" letter from the U.S.
Securities and Exchange Commission or in such other manner as may be necessary to expeditiously achieve such a spin-off. ICNT promptly will request the no-action letter from the SEC and will work diligently to complete the spin-off during the month of January, 1997. ICNT shall not be deemed in default of this provision if, through no fault of ICNT, the spin-off is not completed during January, 1997 but is completed within a reasonable time thereafter.

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II.  NTC PUBLIC OFFERING

     As soon as practicable after it has obtained a commitment for a firm commitment underwriting by a reputable regional or national investment banking firm or firms, NTC will sell up to twenty (20) percent of its shares (after taking into account the public offering) in a public offering. The actual number of shares sold will be determined by the underwriter and NTC. ICNT will be permitted to sell shares in the offering provided the underwriter agrees to such inclusion. Further, if the underwriter requires, ICNT will sell shares representing up to an additional ten (10) percent (1.25 million shares) of NTC's outstanding shares (after taking into account the public offering), in addition to the twenty (20) percent block to be sold by NTC. NTC will work diligently to complete this public offering prior to December 31, 1997, and presently expects the offering to occur during the third quarter of 1997.

III. DISTRIBUTION AND SALE LIMITATIONS

     A.   Notwithstanding any other provision of this Agreement, without NTC's
prior written       consent:

          1. ICNT will not spin-off, sell, pledge, hypothecate or otherwise dispose of more than twenty (20) percent of NTC's then issued and outstanding shares prior to the earlier of January 1, 1998 or the date of NTC's Public Offering under Section II.

          2. ICNT will not spin-off, sell, pledge, hypothecate or otherwise dispose of more than ten (10) percent of NTC's then issued and outstanding shares to any single person or entity, or affiliated persons or entities, or persons or entities controlling, controlled by or under common control with any such person or entity, and ICNT will, upon no less than thirty (30) days written notice, provide NTC a first right of refusal to acquire any such shares that ICNT proposes to sell in excess of five (5) percent on the same terms and conditions proposed for such sale by ICNT.

               At such time as ICNT intends to sell more than five (5) percent of NTC's then issued and outstanding shares to any single person or entity, or affiliated persons or entities, or persons controlling, controlled by or under common control with any such person or entity, ICNT shall provide written notice ("Notice") to the President of NTC notifying and disclosing to NTC the

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               identity of the proposed purchaser or purchasers. and the terms and conditions of the proposed sale. NTC shall have ten (10) days after receipt of such written Notice to notify ICNT in writing that it elects to purchase the shares being offered for sale by ICNT. If NTC does not provide written notice within such ten (10) day period to ICNT of its election to purchase such shares on the same terms and conditions, NTC shall be deemed to have elected not to exercise its right of first refusal to purchase such shares. ICNT shall then have the right to proceed with the sale to the person and on the terms and conditions included in its Notice to NTC. If NTC provides written notice to ICNT that it has elected to purchase the shares proposed for sale in the Notice, NTC shall have thirty (30) days after providing such notice to purchase such shares on the same terms and conditions as set forth in the Notice. If NTC does not pay the purchase price within the thirty (30) day period, ICNT shall be entitled to proceed with the sale of the shares to the person or persons and on the terms and conditions set forth in its Notice to NTC.

     B. Subsequent to the Public Offering under Section II, ICNT will not sell, pledge, hypothecate or otherwise dispose of more than one (1) million shares of NTC stock in 1997 and one (1) million shares in 1998, respectively, without the express written permission of NTC. Further, through December 31, 1998, ICNT will coordinate with NTC and NTC will coordinate with ICNT (but neither shall require the approval of the other) with respect to any sales, issuance or other disposition of NTC stock in excess of five (5) percent of NTC's then issued and outstanding shares, other than provided for in Sections I, II and IV of this Agreement, so as to assure the maintenance of an orderly market and to minimize market disruptions with respect to the trading of NTC stock.

IV.  OPTION PLANS

     NTC will create three separate stock option plans. Except as noted below, the exercise price of all options issued under such plans will be the fair-market appraisal value of NTC shares as of the date of grant. The options will be exercisable only if NTC has become a public company. No option may be exercised if the recipient is an employee of or consultant to NTC at the time of the grant but is not an employee of or consultant to NTC at the time of NTC's public offering pursuant to Section II of this Agreement. To the extent feasible, options will be issued pursuant to qualified incentive option plans. (If necessary to qualify for favorable tax treatment, additional plans may be created; all such plans will be consistent with the requirements set forth herein). The option plans and the shares

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issuable thereunder will be registered at the time of NTC's Public Offering under Section II hereof. All terms and conditions of the option plans not summarized below will be determined by NTC's Board of Directors. Upon the creation of such plans and the issuance of options thereunder to Jacobs and Ballah, Jacobs will waive the right to the remaining outstanding unexercised warrants and options under Jacobs' employment agreement dated December 28, 1994.

     1.    KEY INDEPENDENT REPRESENTATIVE PLAN

     Up to 2,884,615 shares will be reserved for issuance under this plan. Beneficiaries will be key independent representatives of NTC. One-third of the reserved shares may be issued only if NTC achieves revenues in excess of $28 million in any calendar quarter ending prior to January 1, 1997. The remaining two-thirds of the reserved shares (the "Remaining Shares") may be issued only if NTC achieves revenues in excess of $150 million in any calendar quarter ending prior to January 1, 1999. If such threshold is not achieved, but revenues for any quarter prior to January 1, 1999 exceed the following amounts, then options for a percentage of the Remaining Shares will be issuable as follows:

          Quarterly Revenues       Percentage of Remaining Shares
          ------------------       ------------------------------

             $125 Million                    60%
             $100 Million                    30%
             $ 75 Million                    10%

The exercise price for these options will be (a) the fair market appraisal value of NTC shares as of the date of adoption of this plan for those persons who are key independent representatives as of the date of adoption of the Plan, and (b) no less than the fair market appraisal value of NTC shares as of the date of eligibility for those persons who become key independent representatives after the date of adoption of the Plan.

     2.   SENIOR EXECUTIVE/CONSULTANT PLAN

     Up to 3,269,231 shares will be reserved for issuance under this plan for immediate vesting. Beneficiaries will be Ed Jacobs, Jerry Ballah and Chris Mancuso. Jacobs and Ballah collectively will receive options for 2,629,231 shares, to be allocated between them as determined by the NTC Board of Directors, and Mancuso will receive options for up to 640,000 shares. Each will receive up to ten-year options. Options issued to Mancuso will be vested only upon satisfaction of incentive conditions to be determined by NTC's Board of Directors. Any Mancuso shares that do not vest shall be fully distributed to NTC executives in amounts determined by the NTC Board of Directors.

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     An additional 576,924 shares will be reserved for issuance under this plan in equal amounts to Jacobs and Ballah. These options will be issued to Jacobs and Ballah but will vest in the following amounts only if NTC achieves revenues which exceed the following amounts for any calendar quarter ending prior to January 1, 2000.

          Quarterly Revenues            Number of Shares Vesting
          ------------------            ------------------------

            $ 100 million                      192,308
            $ 125 million                      192,308
            $ 180 million                      192,308

     3.   EMPLOYEE STOCK OPTION PLAN

     Up to 1,923,077 shares will be reserved for issuance under this plan. Beneficiaries will be current and future NTC executives, employees and consultants. Options representing one-third of the reserved shares will be subject only to a time-in-service vesting requirement. Options representing the remaining two-thirds of the reserved shares will be contingent only upon NTC achieving a total of $10 million in cumulative pre-tax profits in any four consecutive calendar quarters ending prior to January 1, 1998. No more than 25% of shares issuable pursuant to options granted under this plan may be issued to persons eligible to receive options under the Senior Executive/Consultant Plan.

V.   NTC CONTROL

     NTC's day to day operations will continue to be controlled by its President, under the direction of its Board of Directors, subject to the following:

          1. Four Independent Directors are to be selected at the time of or in preparation for the Public Offering under Section II to serve together with the current directors. These independent directors initially will be selected from two nominees of ICNT and two of the NTC Board of Directors. All such candidates must be people of high stature who have been unaffiliated with ICNT, its officers and directors or with NTC and its officers and directors for a period of ten years prior to their nomination to the Board of Directors of NTC. To the extent feasible, the Independent Directors shall consist of a former State Attorney General , a former Commissioner or high ranking staff member of the Federal Communications Commission or Federal Trade Commission, a former Board member or high ranking executive of a major telephone or cable (or related) company and a person with investment banking or comparable experience. After the four Independent Directors are added to the Board, the Board will select the management slate of directors.

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          2.   After the four Independent Directors referenced in Paragraph 1 are added to the NTC Board, no officer of director of ICNT shall serve as a director of NTC.

          3. After the four Independent Directors referenced in Paragraph 1 are added to the NTC Board, Independent Directors will constitute the Audit and Compensation committees.

          4. After the four Independent Directors referenced in Paragraph 1 are added to the NTC Board, all related party transactions will be required to be approved by one of the committees described in Paragraph 3 above, including, but not limited to, salary and bonuses, loans to officers or directors, and employment agreements.

          5. Until the four Independent Directors referenced in Paragraph 1 are added to the NTC Board, the NTC Board of Directors will remain as currently constituted, except that a key independent representative and an experienced current or former CEO of a financial rating company may be added to the Board, and except for matters previously approved by the NTC Board, unanimous Board of Directors approval will be required for (i) related party transactions, (ii) the issuance of NTC shares, options, warrants or convertible securities (other than the options and shares issuable thereunder pursuant to the plans described in Section
               IV), (iii) the selection of a successor to Jacobs if he is no longer serving in any senior executive capacity or as a director of NTC, and (iv) the terms of the public offering referenced in
               Section II.

          6. Until the four Independent Directors referenced in Paragraph 1 are added to the NTC Board, ICNT will vote its shares for Jacobs, Ballah, a key independent representative, an experienced current or former CEO of a financial rating company and a representative of ICNT as members of the Board of Directors of NTC. Thereafter, ICNT will vote its shares for the management slate of nominees for NTC's Board of Directors.

VI.  FLOW OF CASH BETWEEN NTC AND INCOMNET

          A. Assuming that NTC has excess cash available to it, NTC will advance to ICNT at periodic intervals and for specific identifiable corporate purposes approved by NTC up to $50,000 per month between November 1, 1996 and

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               the date of the Public Offering under Section II.  All such advances in excess of $500,000 ("Advances") shall be evidenced by demand notes, bear interest at the prime rate as set forth in THE WALL STREET JOURNAL plus 2%, and shall be fully collateralized with shares of NTC stock owned by ICNT which shares shall be valued at Five (5) Dollars per share for purposes of determining the number of shares required to collateralize the Advances referenced above. NTC shall provide ICNT with no less than thirty (30) days notice to pay off any or all such Advances before demanding payment, and no payment shall be due prior to the date of the Public Offering under Section II. ICNT shall have the option of paying off the Advances in cash or with the shares of NTC stock used to secure the Advances to ICNT. Excess cash means any cash available to NTC after taking into account all current and projected obligations. Such projected obligations includes anticipated capital expenditures required to achieve the revenue and earnings levels needed to meet the contingencies for all stock option plans. Notwithstanding anything herein to the contrary, a total of $500,000 will be advanced to ICNT by NTC no later than December 31, 1997.

               B. The $1 million (plus accrued interest thereon) lent by NTC to ICNT through October 14, 1996 and the first $500,000 of advances referenced in Section VI. A. will be treated as a return of ICNT's previously invested capital in NTC rather than as a loan and ICNT shall have no obligation to repay such $1.5 million to NTC.

VII. MISCELLANEOUS

     Any and all assets relating to NTC, owned, controlled, possessed, held or applied for by ICNT shall be assigned to NTC, free and clear of all liens, restrictions, leases, security interests, claims, charges or encumbrances whatsoever, on or before December 31, 1996. Such assets shall include, without limitation, all intellectual property including without limitation any and all inventions, trademarks, trade names, copyrights, applications therefor, patents thereon, registrations thereof and licenses thereof, royalty rights, any and all goodwill associated with the NTC business or represented by such assets, trade secrets, and confidential information, know-how, and all similar property of any nature, tangible or intangible.

VIII.     APPROVALS

     Upon the execution of this letter by ICNT, the same will be submitted for approval by ICNT's

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and NTC's Boards of Directors, in the forms attached hereto as Exhibits 1 and 2, within seven (7) days after such execution by ICNT. If such Board approvals have not been obtained within such seven (7) day period, this letter agreement may, at the option of either NTC or ICNT, be terminated. Following such approvals, documentation of the transactions contemplated hereby will be drafted under the direction of NTC's Board of Directors and will be subject to further approval by ICNT only if the terms thereof are inconsistent with the provisions of this letter agreement.

     If the foregoing accurately expresses our agreement, please so indicate by signing and returning to the undersigned one copy of this letter agreement.

                                Very truly yours,

                                NATIONAL TELEPHONE &
                                   COMMUNICATIONS, INC.



                                By:
                                   ----------------------------------------
                                   Edward R. Jacobs, President and
                                             Chief Executive Officer

AGREED AND ACCEPTED:


INCOMNET, INC.



By:
   -----------------------------------
   Melvyn Reznick, President
       and Chief Executive Officer

Dated:
      --------------------------------

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                          UNANIMOUS WRITTEN CONSENT OF
                            THE BOARD OF DIRECTORS OF

                                 INCOMNET, INC.

The undersigned, being all of the directors of Incomnet, Inc., a California Corporation ("Company"), hereby adopt the following resolutions by unanimous written consent in lieu of a meeting pursuant to their authority to do so in the Bylaws of the Company and Section 307 of the California Corporations Code.

RESOLVED, that the agreement between the Company and National Telephone & Communications, Inc., dated October __, 1996, (the "Agreement"), a copy of which is attached to this Unanimous Written Consent of the Board of Directors as Exhibit A, is hereby authorized, ratified, adopted and approved. The execution of the Agreement by Melvyn Reznick as the President and Chief Executive Officer of the Company on behalf of the Company is hereby ratified and approved.

RESOLVED, that the officers and directors of the Company be, and they hereby are, authorized, empowered and directed to do and perform all such acts and things and to sign all such documents, certificates, directions, instruments and statements, whether under the corporate seal of the Company or otherwise, and to take all such other steps as such officer, officers, director or directors shall determine to be necessary and advisable to effectuate the matters set forth in the foregoing resolution, any such determination to be conclusively evidenced by the taking or causing to be taken of such action or the execution and delivery of any such document, certificate, direction, instrument or statement by any such officer, officers, director or directors.

IN WITNESS WHEREOF, this Unanimous Written Consent of the Board of Directors of the Company has been executed on and is effective as of October __, 1996.

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------------------------------          ------------------------------
Melvyn Reznick,                         Albert Milstein, Director
Chairman of the Board of Directors



------------------------------
Nancy Zivitz, Director

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                          UNANIMOUS WRITTEN CONSENT OF
                            THE BOARD OF DIRECTORS OF

                    NATIONAL TELEPHONE & COMMUNICATIONS, INC.

The undersigned, being all of the directors of National Telephone & Communications, Inc., a Nevada Corporation ("Company"), hereby adopt the following resolutions by unanimous written consent in lieu of a meeting pursuant to their authority to do so in the Bylaws of the Company and the laws of the State of Nevada.

RESOLVED, that the agreement between the Company and Incomnet, Inc., dated October __, 1996, (the "Agreement"), a copy of which is attached to this Unanimous Written Consent of the Board of Directors as Exhibit A, is hereby authorized, ratified, adopted and approved. The execution of the Agreement by Edward R. Jacobs as the President and Chief Executive Officer of the Company on behalf of the Company is hereby ratified and approved.

RESOLVED, that the officers of the Company be, and they hereby are, authorized, empowered and directed to do and perform all such acts and things and to sign all such documents, certificates, directions, instruments and statements, whether under the corporate seal of the Company or otherwise, and to take all such other steps as such officer or officers shall determine to be necessary and advisable to effectuate the matters set forth in the foregoing resolution, any such determination to be conclusively evidenced by the taking or causing to be taken of such action or the execution and delivery of any such document, certificate, direction, instrument or statement by any such officer or officers.

IN WITNESS WHEREOF, this Unanimous Written Consent of the Board of Directors of the Company has been executed on and is effective as of October __, 1996.



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------------------------------               ------------------------------
Edward R. Jacobs, Director                   Jerry Ballah, Director


------------------------------
Melvyn Reznick, Director